NEWS RELEASE                                                        EXHIBIT 99.2
For further information contact:

Kerry J. Chauvin                                         Joseph "Duke" Gallagher
Chief Executive Officer                                  Chief Financial Officer
(504) 872-2100                                                    (504) 872-2100
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE
WEDNESDAY, FEBRUARY 2, 2000


                         GULF ISLAND FABRICATION, INC.
                        REPORTS FOURTH QUARTER EARNINGS


     Houma, LA - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $1.1 million ($.09 diluted EPS) on revenue of $32.8 million for its fourth quarter ended December 31, 1999, compared to net income of $4.1 million ($.35 diluted EPS) on revenue of $43.0 million for the fourth quarter ended December 31, 1998. Net income for the twelve months ended December 31, 1999 was $6.7 million ($.57 diluted EPS) on revenue of $120.2 million, compared to net income of $18.8 million ($1.61 diluted EPS) on revenue of $192.4 million for the twelve months ended December 31, 1998.

     At December 31, 1999, the company had a revenue backlog of $38.9 million and a labor backlog of approximately 680,000 man-hours remaining to work.

     Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, steel warehousing and sales, and the fabrication of offshore living quarters.


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                                                                    Exhibit 99.2

                      GULF ISLAND FABRICATION, INC.
              CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                  (in thousands, except per share data)


                                   Three Months Ended      Twelve Months Ended
                                      December 31,             December 31,
                                  ---------------------   ---------------------
                                     1999       1998        1999         1998
                                  ---------   ---------   ---------   ---------
Revenue                           $  32,772   $  42,951   $ 120,241   $ 192,372
Cost of revenue                      30,224      34,813     105,813     156,326
                                  ---------   ---------   ---------   ---------
Gross profit                          2,548       8,138      14,428      36,046
General and administrative
  expenses                              984       1,491       4,210       6,023
                                  ---------   ---------   ---------   ---------
Operating income                      1,564       6,647      10,218      30,023
Other expense (income):
Interest expense                         12          21          58          93
Interest income                        (269)        (85)       (739)       (265)
Other - net                              87         -           116           4
                                  ---------   ---------   ---------   ---------
                                       (170)        (64)       (565)       (168)
                                  ---------   ---------   ---------   ---------
Income before income taxes            1,734       6,711      10,783      30,191
Income taxes                            662       2,572       4,097      11,359
                                  ---------   ---------   ---------   ---------
Net income                        $   1,072   $   4,139   $   6,686   $  18,832
                                  =========   =========   =========   =========
Per share data:
Basic earnings per share          $    0.09   $    0.36   $    0.57   $    1.62
                                  =========   =========   =========   =========
Diluted earnings per
 share (1)                        $    0.09   $    0.35   $    0.57   $    1.61
                                  =========   =========   =========   =========
Weighted-average shares              11,638      11,638      11,638      11,630
                                  =========   =========   =========   =========
Adjusted weighted-average
 shares (1)                          11,686      11,677      11,691      11,703
                                  =========   =========   =========   =========
Depreciation and amortization
included in expense above         $   1,292   $   1,082   $   4,973   $   4,172
                                  =========   =========   =========   =========



(1) The calculation of diluted earnings per share assumes that all stock options are exercised and that the assumed proceeds are used to purchase shares at the average market price for the period.